EXHIBIT 10.1

IN THE NAME OF ALLAH

THE MERCIFUL, THE BENEFICENT

Saudi Industrial Development Fund                                                                                                                                                                           GUARANTEE
P.O. Box 4143 , Riyadh – 11149
The Kingdom of Saudi Arabia
                                                                                                                                                                      Date of Guarantee
(16/11/1431 H.)
(24/10/2010 Gr.)

Loan Agreement No. 2234

Guarantor (Guarantors): Name: Arabian American Development Co. Signature:_/s/ Ghazi Sultan__ As per Identity Card No: Percentage of Liability of Guarantor: 41%	Date of SIDF’s Loan Agreement: 2234 22/09/1431 H. 01/09/2010 Gr. Amount of the Loan: SR 330,000,000 (Only Three Hundred & Thirty Million Saudi Riyals)
Borrower:
AL-MASANE AL-KOBRA MINING COMPANY

Address: P.O. Box (55696) Jeddah 21544

Legal Entity: Closed Joint stock company Organized and existing under the Laws and Regulations of the Kingdom of Saudi Arabia and Registered in the Commercial Registration of city Jeddah under No: (4030175345) Date: 7/1/1429H.

WITNESS Signature:_/s/Abdulrahman Baamir__ Name: _Abdulrahman Baamir_______ Address: Jeddah	WITNESS Signature:_/s/ Mohammed Salel Al-hammed_ Name: _Mohammed Salel Al-hammed_ Address: _Riyadh

The Guarantor hereby irrevocably and unconditionally guarantees to the Fund the payment by the Borrower, in accordance with the provisions of the Loan Agreement between the Borrower and the Fund referred to above, of any and all moneys as and when the same shall becoming payable under the Loan Agreement and any other related or Supplement Agreement (whether by acceleration or otherwise) in respect of a principal and any other amount payable hereunder in accordance with the Loan Agreement and any other related Agreement, amendment or addition thereto, accordingly, the following provisions shall apply:-

1) If and whenever the Borrower shall make default in the payment in accordance with the terms and conditions of the Loan Agreement of any principal moneys due or payable in respect of the Loan Agreement or in the payment of any other amounts under the Loan Agreement the Guarantor shall forthwith in virtue of demand made in writing by the Fund pay to the Fund an amount equal to all amounts due or becoming due under the Loan Agreement or any other relevant agreements.

2) The guarantee herein contained shall be a primary obligation and principal debt of the Guarantor and shall continue in full force and effect notwithstanding any change in the status of the Borrower, and all amounts for which the Guarantor would otherwise by liable by virtue of this guarantee but which may not be recoverable from him as guarantor whether by reason of any legal limitation, disability or incapacity of the Borrower or any other fact or circumstance and whether known to the Fund or not shall nevertheless be recoverable from the Guarantor.

3) The Guarantor shall not be exonerated or discharged from liability under this guarantee by time being given to the Borrower by the Fund or by any other indulgence or concession to the Borrower granted by the Fund or by anything done by the Fund in exercise of its any powers, authorities or discretion vested by the Loan Agreement or by anything the Fund in exercise of its any powers, authorities or discretion vested by the Loan Agreement or by anything the Fund may omit or neglect to do or by any other dealing or thing which in the absence of this provision might operate to exonerate or discharge the Guarantor from any of its covenants herein contained.

4) The guarantee herein contained is to be abstract, absolute, and continuing guarantee and accordingly shall remain in operation until all moneys owing in respect of the Loan Agreement and hereunder have been repaid or satisfied, and is in addition to and not in substitution for any other rights which the Fund may have under or by virtue of the same and may be enforced without firstly having recourse to any such rights and without taking any steps or proceedings against the Borrower.

5) All payments to be made by the Guarantor hereunder shall be made in immediately available funds and in lawful money of Saudi Arabia without any deduction or withholding whatsoever.

6) Except as otherwise stated on Page (1) the liability of each Guarantor hereunder if more than one is joint and several. If stated otherwise on Page (1) the liability is several in the proportions stated thereon with respect to each amount due or becoming due.

7) Except as otherwise specified herein, all notices, requests and requirements shall be deemed to have been sufficiently given to either party hereto when deposited in the mails, full postage prepaid, addressed to such party at his or its address set forth above or at such other address as it or he may have notified to the other party for the purpose and in accordance with this paragraph.

8) A statement in writing signed by the Fund certifying the total amount due at any time from the Borrower or from the Guarantor shall be conclusive evidence of the matter so stated.

9) The Guarantor agrees to pay all costs and expenses in connection with the preparation, execution, delivery and enforcement of this Guarantee.

10) This Guarantee will be subject to the Saudi Public Funds Collection Regulation.

11) This Guarantee shall exist for the benefit of and be enforceable by the Fund and its successors or assignees as well as The Guarantor’s Liability will remain enforceable by virtue of this Guarantee and still binding on his estate and before his successors. (Private or Public).

12) In the event of conflict between the Arabic and English versions of this Guarantee the Arabic Version shall in all cases prevail but the English version shall be used to assist in any interpretation.(End)…